Exhibit 99.1

NEWS RELEASE Contact: Joanna Clark Phone Number: 617-969-9192 Email: globalscape@corporateink.com

GLOBALSCAPE® NAMES MATTHEW GOULET VICE
PRESIDENT OF SALES

Doug Conyers and Jim Albrecht take on new and continuing roles

SAN ANTONIO, TX – October 9, 2013 -- GlobalSCAPE, Inc. (NYSE MKT: GSB), a developer of secure information exchange solutions, has appointed Matthew Goulet vice president of sales.

Goulet brings to Globalscape more than 16 years of experience in the security, networking, and storage industries. Goulet spent the past five years at Kaspersky Lab, most recently as the vice president of SME sales and operations, where he helped build a channel of more than 1,000 resellers and drove double-digit growth every year.

"Matt’s vast experience and history of success makes him the ideal candidate to lead our sales organization.  We expect him to play a key role in acquiring new customers, increasing earnings, and extending our market leadership," said James Bindseil, interim president of Globalscape.

Doug Conyers has been appointed senior vice president of operations. Conyers has been with Globalscape six years, and served as senior vice president of engineering for the past four years. Additionally, James W. Albrecht Jr., Globalscape’s chief financial officer, has had his contract renewed through December 31, 2014.

“Today’s appointments solidify Globalscape’s leadership team and improve our ability to increase customer and shareholder value,” stated Bindseil.

For more information, visit www.Globalscape.com.

ABOUT GLOBALSCAPE

San Antonio, Texas-based Globalscape, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT Server, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.